For Immediate Release                                                                                Contact: Rick DeLisi
November 10, 2005                                                                          Director, Corporate Communications
Page 1 of 1                                                                                (703) 650-6019

FLYi, Inc. Receives Notice From NASDAQ
Regarding Delisting Of Common Stock

Dulles, VA, (November 10, 2005)—On November 7, 2005, FLYi, Inc. (the “Company”) (NASDAQ: FLYIQ) received a letter from The NASDAQ Stock Market, Inc. ("NASDAQ") notifying the Company that, in light of the Company’s announcement that it has filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Filing”) and in accordance with NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300, the NASDAQ Staff has determined that the Company’s common stock will be delisted from The NASDAQ Stock Market at the opening of business on November 16, 2005. The Company does not intend to appeal the NASDAQ Staff determination to delist the Company’s common stock from the NASDAQ Stock Market. In addition, the letter from NASDAQ stated that, as a result of the Filing, as of the opening of business on November 9, 2005, the fifth character “Q” will be appended to the Company’s trading symbol.

The letter from NASDAQ further stated that if the Company does not appeal the Staff’s determination to delist the Company’s common stock from The NASDAQ Stock Market, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “pink sheets,” and that the common stock may become eligible to so trade if a market maker makes application to register in and quote the security in accordance with Rule 15c2-11 under the Securities Exchange Act of 1934. Only a market maker, and not the Company, may make the application under Rule 15c2-11. The Company has advised the public, and reiterates, that the likely outcome of the company’s Chapter 11 case is the cancellation of the company’s existing common stock without consideration, in which case FLYi stock would have no value.

Independence Air is the low-fare airline that makes travel fast and easy for its customers with a customer first attitude, innovative thinking and a willingness to challenge the status quo.

Independence Air, FLYi, the “i” logo mark and FLYi.com are service marks of Independence Air, Inc. ©Independence Air, Inc. 2005.

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